Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 24, 2022 with respect to the financial statements and financial highlights of X-Square Balanced Fund, LLC for the year ended December 31, 2021 which are contained in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Statements” and “Independent Registered Public Accounting Firm.”

/s/ Kevane Grant Thornton, LLP
San Juan, Puerto Rico
April 29, 2022.